JOINT FILER INFORMATION
3,729,803 shares of Class B Common Stock, 13,536 shares of Series A Preferred Stock, 100,997 shares of Series A-1 Preferred Stock and 797,068 shares of Series A-2 Preferred Stock are held of record by Insight Venture Partners VII, L.P. (“IVP VII”), 1,641,936 shares of Class B Common Stock, 5,959 shares of Series A Preferred Stock, 44,461 shares of Series A-1 Preferred Stock and 350,883 shares of Series A-2 Preferred Stock are held of record by Insight Venture Partners (Cayman) VII, L.P. (“IVP Cayman VII”), 235,923 shares of Class B Common Stock, 856 shares of Series A Preferred Stock, 6,388 shares of Series A-1 Preferred Stock and 50,415 shares of Series A-2 Preferred Stock are held of record by Insight Venture Partners (Delaware) VII, L.P. (“IVP Delaware VII”), and 86,329 shares of Class B Common Stock, 313 shares of Series A Preferred Stock, 2,338 shares of Series A-1 Preferred Stock and 18,446 shares of Series A-2 Preferred Stock are held of record by Insight Venture Partners VII (Co-Investors), L.P. (“IVP Co-Investors VII” and, together with IVP VII, IVP Cayman VII and IVP Delaware VII, the “IVP VII Funds”). 2,011,711 shares of Class B Common Stock, 7,300 shares of Series A Preferred Stock, 54,471 shares of Series A-1 Preferred Stock and 429,885 shares of Series A-2 Preferred Stock are held of record by Insight Venture Partners Coinvestment Fund II, L.P. (“IVP Coinvestment II” and, together with the IVP VII Funds, the “IVP Funds”).

The amount listed as owned by each IVP VII Fund may be deemed to be attributable to each of the other IVP VII Funds, Insight Venture Associates VII, L.P. (“IVA VII”), Insight Venture Associates VII, Ltd. (“IVA VII Ltd”) and Insight Holdings Group, LLC (“Holdings”) because Holdings is the sole shareholder of IVA VII Ltd, which in turn is the general partner of IVA VII, which in turn is the general partner of each of the IVP VII Funds. The amount listed as owned by IVP Coinvestment II may be deemed attributable to Holdings because Holdings is the sole shareholder of Insight Venture Associates Coinvestment II, L.P. (“IVA Coinvestment II”), which is the general partner of IVP Coinvestment II.

Each of Jeffrey Horing, Deven Parekh, Peter Sobiloff, Michael Triplett and Jeffrey Lieberman is a member of the board of managers of Holdings and as such shares voting and dispositive power over the shares held of record by the IVP Funds. The foregoing is not an admission by IVA VII, IVA VII Ltd, IVA Coinvestment II or Holdings that it is the beneficial owner of the shares held of record by the IVP Funds. Each of Messrs. Horing, Parekh, Sobiloff, Triplett and Lieberman disclaims beneficial ownership of the shares held by the IVP Funds, except to the extent of his pecuniary interest therein.

The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Venture Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.